Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SemGroup Corporation

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Energy Transfer LP of our report dated February 24, 2017, relating to the 2016 consolidated financial statements (before the retrospective adjustments to the consolidated financial statements for the subsequent change in segmentation as described in Note 21) of SemGroup Corporation, which appears in SemGroup Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BDO USA, LLP

Dallas, Texas

October 28, 2019